Exhibit 10.4
Laurent Mercier

Amsterdam, 5 December 2020

Subject: Your new role

Dear Laurent,

With reference to your conversation with Anne Jaeckin and referring to the signed offer letter dated October 21, 2019, the signed employment contract dated May 7, 2020 and the side letter dated August 12, 2020 (all such arrangements, collectively, your “Existing Employment Arrangement”), we are happy to confirm that as of January 1st, 2021 you will be appointed to the position of Chief Financial Officer of Coty Inc. (“Coty”). You will report to the Chief Executive Officer and will be part of the Executive Committee of Coty. Your role remains based in Amsterdam.
In this position, your base salary will increase to 500,000€ per annum, including 8% holiday allowance.
You remain eligible to participate in the APP bonus program with a target award of 50% of your annual base salary. The terms and conditions of the APP Bonus plan and the Equity & Long-Term Incentive Plan (“ELTIP”) are governed by the applicable APP policy issued annually and the terms and conditions of the ELTIP, in each case subject to the discretion of the Board of Directors of Coty or a committee thereof and as amended from time to time.
Except as expressly set forth in this amendment, all other elements of your Existing Employment Arrangement will remain unchanged. Please note however that the commuting policy is no longer applicable, and that as part of the Executive Committee you are no longer eligible to the loyalty bonus.
Thank you for all your commitment and contribution so far and we look forward to a further exciting and successful collaboration in the future.
To properly formalize your consent to this amendment, we thank you to sign this letter where indicated below.
Best Regards,
Coty Management B.V.                    In agreement

/s/ Jaap Bruinsma                        /s/ Laurent Mercier
Jaap Bruinsma                        Laurent Mercier
Senior HR Director Global HQ & Benelux